THE PURISIMA FUNDS
AMENDMENT TO CO-DISTRIBUTION AGREEMENT

THIS AMENDMENT (this “Amendment”) is made this 16th day of October, 2003, by and between THE PURISIMA FUNDS (the “Trust”), a statutory trust formed under the laws of the State of Delaware, and PURISIMA SECURITIES, LLC (the “Distributor”), a Delaware limited liability company, with respect to that Co-Distribution Agreement (the “Agreement”) between the Trust and the Distributor dated September  21, 2000.

BACKGROUND

This Amendment is for the purpose of reflecting the effect of the termination, effective June 30, 2003, of the Distribution Agreement between the Trust and Quasar Distributors, LLC, and the Distributor’s assumption of the role as sole distributor (rather than co-distributor).

AMENDMENT

The Agreement is hereby amended as follows:
  The name of the Agreement is hereby changed from “Co-Distribution Agreement” to “Distribution Agreement.”
  The Distributor is hereby defined as the “Distributor” rather than the “Co-Distributor.”
  Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all on the day and year first above written.

THE PURISIMA FUNDS	PURISIMA SECURITIES, LLC

By:	By:
Name and Title: Kenneth L. Fisher, President	Name and Title: Andrew Teufel, President